S.I.S. MERCATOR FUND, INC.

ADMINISTRATION AGREEMENT



AGREEMENT made this 3rd day of June, 1996, by and between S.I.S. Mercator Fund, Inc., a Maryland corporation (the "Fund"), on behalf of the Global Income Portfolio (the "Portfolio"), a separate series of the Fund, and Strategic Investment Services, Inc., a Pennsylvania corporation (the "Administrator").

WHEREAS, the Fund has been organized and operates as an investment company registered under the Investment Company Act of 1940 for the purposes of investing and reinvesting its assets in securities, as set forth in its Registration Statement under the Investment Company Act of 1940 ("1940 Act") and the Securities Act of 1933 ("1933 Act"), as heretofore amended and supplemented;

WHEREAS, the Fund, desires to avail itself of the services, assistance and facilities of an administrator and to have an administrator perform various administrative and other services for it and the Portfolio; and

WHEREAS, the Administrator desires to provide such services.

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

1.Employment of the Administrator. The Fund hereby employs the Administrator to supervise the administrative affairs of the Fund and the Portfolio, subject to the direction of the board of directors of the Fund, on the terms hereinafter set forth. The Administrator hereby accepts such employment and agrees to render the services described herein for the compensation herein provided.

2.Services to be Provided by the Administrator.

A. The Administrator shall supervise the administrative affairs of the Fund and the Portfolio. Specifically, the Administrator shall:

(1)supervise the services provided to the Fund for the benefit of the Portfolio by the Portfolio's custodian, dividend disbursing agent, printer, insurance carriers (as well as agents and brokers), independent accountants, legal counsel and other persons who provide services to the Fund, and for the benefit of the Portfolio;

(2)assist the Fund to comply with the provisions of applicable federal, state, local and foreign securities, tax, organizational and other laws that (i) govern the business of the Fund in respect of the Portfolio (except those that govern investment of the Portfolio's assets), (ii) regulate the offering of the Portfolio's shares and (iii) provide for the taxation of the Fund or Portfolio;

(3)make and maintain the corporate records of the Fund, and those pertaining to the Portfolio, as required by rules 31a-1 of the 1940 Act, in conformity with rules 31a-2 and 31a-3 of said Act;

(4)assist the Fund to conduct any meetings of Portfolio shareholders;

(5)provide persons to serve as officers of the Fund; and

(6)	provide such other administrative services for the benefit of the
Portfolio as the board of directors may reasonably request.

B. In carrying out its responsibilities under Section A herein, to the extent the Administrator deems necessary or desirable, and at the expense of the Portfolio, the Administrator shall be entitled to consult with, and obtain the assistance of, the persons described in Section A, paragraph (1) herein who provide services to the Fund.

C. The Administrator, at its own expense, shall provide the Fund with such office facilities and equipment as may be necessary to conduct the administrative affairs of the Fund in respect of the Portfolio.

3. Expenses of the Fund. It is understood that the Portfolio will pay all of its own expenses incurred to conduct its administrative affairs.

4. Compensation of the Administrator. For the services to be rendered by the Administrator as provided in Section 2 of this Agreement, the Portfolio shall pay to the Administrator, at the end of each month, a fee equal to one-twelfth of .25 percent of the net assets of the Portfolio. If this Agreement is terminated prior to the end of any month, the fee for such month shall be prorated.

5. Activities of the Administrator. The services of the Administrator to the Fund or in respect of the Portfolio are not to be deemed exclusive, and the Administrator shall be free to render similar services to others as long as its services to the Fund or in respect of the Portfolio are not impaired thereby.

6.Liability of the Administrator. No provision of this Agreement shall be deemed to protect the Administrator against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

7.Duration and Termination.

A. This Agreement shall become effective on the date written below, provided that prior to such date it shall have been approved by the board of directors of the Fund, and shall continue in effect until terminated by the Fund or the Administrator on 60 days written notice to the other.

B. Any notice under this Agreement shall be given in writing addressed and delivered, or mailed post-paid, to the other party at the principal business office of such party.

8. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and effective on the 3rd day of June, 1996.


Strategic Investment Services, Inc.  S.I.S. Mercator Fund, Inc.



By:________________________		By:___________________________
   						        President